Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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                                         Exhibit 99.1

PARTICIPANTS

Corporate Participants

Jennifer Powers – Vice President, Investor Relations, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Michael J. Ramirez – Analyst, SunTrust Robinson Humphrey, Inc.
Adrienne Yih – Analyst, Wolfe Research LLC
Paul Lejuez – Analyst, Citi
Michael Binetti – Analyst, UBS Securities LLC
Julie J. Kim – Analyst, Nomura/Instinet
Marni Shapiro – Managing Director, The Retail Tracker LLC
Janet J. Kloppenburg – Analyst, JJK Research
Roxanne Meyer – Analyst, MKM Partners LLC
Luke Hatton – Analyst, FBR Capital Markets & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Hello and welcome to the Chico’s FAS First Quarter 2017 Earnings Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask question. [Operator Instructions]

At this time, I would like to turn the conference over to Jennifer Powers, Vice President of Investor Relations. Please go ahead, ma’am.

Jennifer Powers, Vice President-Investor Relations, Chico’s FAS, Inc.

Thanks, Keith, and good morning, everyone. Welcome to Chico’s FAS first quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer.

As a reminder, any forward-looking statements that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release. In these remarks, we are excluding Boston Proper from all financial data discussed for comparability purposes.

Additionally, we’ll refer to adjusted earnings per share, which is a non-GAAP financial measure. A reconciliation to our GAAP earnings per share is included in today’s press release for your reference.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
Company▲	Ticker▲	Event Type▲	Date▲

And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Jennifer, and good morning, everyone. Our first quarter results show that we are making continued progress in our efforts to drive cost improvements and operating efficiency, but that the retail environment remains challenging. And that is why we are continuing to reengineer our business into one that thrives in this new environment.

Our flexible and profitable operating model drove improved earnings per share, resulting in $0.26 over $0.25 last year. However, our overall comparable sales decline of 8.7% was below our expectations. As you have heard, apparel and accessory retail store traffic was down significantly through most of March, and our stores also experienced this trend.

We can certainly attribute a portion of our sales decline to the macro industry’s traffic challenges. However, our product issues at Chico’s and White House Black Market also contributed to the decline in sales. The good news is, thanks to our loyal customers and extensive customer analytics, we identified the issues and we are adjusting our assortment to reflect the styles our customers want.

Before I discuss those adjustments and review the performance details of our three brands, I would like to provide an update on our transformation that is positioning Chico’s FAS for long-term profitable growth.

Substantial to our transformation are the four focus areas we defined last year: evolve the customer experience, strengthen the position of our three iconic brands, leverage actionable retail science and sharpen the company’s financial principles. The focus areas have become a powerful framework to drive improvement in our business and remain the pillars of our go-forward strategy. Our progress is evident in the company’s improved operating and financial performance, which shows that a more efficient and profitable business is emerging.

During each of our earnings call this fiscal year, we plan to highlight one of these strategic pillars in detail. This quarter, I’ll be talking about sharpening our financial principles. Last year, we outlined cost reduction and operating efficiency initiatives that we expected to drive $100 million to $110 million of savings through our shared service model, sharper contractual terms, more productive use of marketing dollars, and modernized business processes, among other areas. We are on track to fully realize these savings by the first half of 2018.

Since we announced those initiatives over a year ago, we have reduced SG&A costs by $74 million. Our more efficient operating model and heightened focus on expense control continued to benefit our bottom line, even during quarters like this one where sales did not meet our expectations. We were able to generate SG&A and operating income rate leverage, while also improving EPS over last year.

In addition to the SG&A reduction, we established a non-merchandise procurement team that formalized the discipline around our negotiating and contractual processes. To date, the team has negotiated expected savings of $15 million for FY 2017 and has enhanced vendor relationships. The beauty of this new function is that it is an integral part of our ongoing expense discipline. We expect that team will generate further savings into the foreseeable future.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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We also reduced our marketing spend to be more in line with our peers at 4% to 5% of sales by decreasing unproductive spend and ensuring our investments are generating a sufficient return. We are seeing real results in improved effectiveness and profit. Our more strategic marketing spend has resulted in $30 million of savings to date.

Along with the savings, our return on marketing spend in FY 2016 increased 25% over the prior year due to the improved relevance of our marketing programs. Our return on marketing spend continues to increase in the first quarter of this year. So, besides reducing costs, our investments are delivering higher returns, profit and effectiveness.

Now, let me turn to our first quarter performance, and I’ll update you on the actions we’re taking to drive top line revenue growth. Our ongoing strategy to efficiently manage promotional activity and inventories drove 70 basis points of merchandise margin leverage.

Notably, our ability to adjust inventories in response to our top line struggles resulted in lower on-hand inventory than last year. Sustained traction from our cost reduction and operating efficiency initiatives generated $26 million in SG&A savings, leading to 110 basis points of sales leverage. As a result, our operating margin rate increased by 100 basis points to 9.4% from 8.4% last year, demonstrating steady progress towards our goal to return the company to double-digit operating margin by 2019.

Now, moving to the first quarter performance for each of our brands; the comparable sales decline of 10% at the Chico’s brand was disappointing. However, the brand displayed impressive nimbleness by managing inventory and expenses to leverage gross margins and significantly reduce SG&A.

When Chico’s and new Brand President Diane Ellis started last November, she recognized early on that the brand had product issues and she began to make changes in the areas of mid-tops, sweaters, pants and jackets. Diane and her team started to improve the assortment by updating and differentiating key basics and leveraging Chico’s heritage and core competencies to infuse more novelty and fashion into those items. We’re seeing traction in those areas and we’re chasing into them.

But, as you know, in retail, lead times and buy commitments are influenced by our product cycle, so we expect to see the full benefit of those actions in the fall. In the meantime, the team is nearing completion on its intensive customer research and psychographic profiling project, which will improve our understanding of our customers’ style preference.

During the quarter, denim and woven tops continued to be strong categories and will remain a focus for the brand. Encouragingly, the recently updated and much loved Travelers Collections and Zenergy tops continue to post positive comps.

Now, for White House Black Market - similar to the Chico’s brand, volatile traffic and product misses resulted in a below planned comparable sales decline of 9.7%. The White House Black Market customer research and internal analysis revealed that our penetration across lifestyle categories became out of balance as we focused too much at the top of the fashion pyramid. For example, trendy boho-influenced woven tops became over-penetrated at the expense of more polished wear to work collections and basics.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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Using our analysis and, most importantly, listening to our customers and associates, the brand is focusing on elements that will provide an improved balance for fall. They are also building in processes that will better define the guardrails of the assortment and mitigate future misses. Importantly, the new financial agility built into the business, the brand was able to offset the sales loss and actually drove higher operating margin dollars than last year, stemming from gross margin and SG&A improvement.

Similar to Chico’s recent trends, knits, sweaters and bottoms continue to be challenging categories. On a more promising note, dresses, including online exclusives and petites, which are White House’s most strategic categories, are performing well, as are woven tops and denim.

Moving on to Soma’s first quarter performance - comparable sales were up 20 basis points, which is meaningful since Soma has comped positively for all but one quarter since the second quarter of 2009. The updated Vanishing Back bra, which was launched in March, brought new momentum to the business. The updated bra not only smooths the back, but now also smooths the sides. What could be better?

The previous version of the bra had been the brand’s top-selling bra since its original launch in 2010. The updated Vanishing Back bra was Soma’s most successful launch in history, with the highest marked sales volume and average sales per store ever for the brand. The launch also brought in new customers, increased traffic, and improved sales of other foundations.

Overall, bras, panties and dresses were the strongest categories at Soma. However, loungewear, sleepwear and swim were weaker as the brand continues to refine its brand positioning and grow its customer base. Looking ahead to summer, Soma’s next launch will be a new trend-right bra that features softer support and a more natural style.

Now, let me turn to the revenue driving actions we are taking at the corporate level. Our newly formed business development, international and strategy team is executing against our strategic plan to expand our global footprint and identify complementary channels of distribution. We recently established a dedicated team to run our franchise operations. We are initially prioritizing Latin America for franchise growth due to the geographic and cultural proximity to Mexico where we have a successful franchise business already.

The team has met with a variety of potential partners with strong track records for growing brands in the Latin American region, and we expect to enter into an agreement in the near future. On the business development side, we are testing with travel and cruise retail in addition to evaluating licensing opportunities in other categories. We look forward to providing more details on these opportunities as they progress.

The spring season was challenging, but it provided some key learnings. Although, there are headwinds in the retail industry, much of our top line performance is within our control. We are proactively making adjustments to our merchandise and related processes going forward. We are pleased that the benefit from our cost reduction and operating efficiency initiatives and our ability to control inventory enables us to mitigate a portion of the sales loss and drive higher earnings per share. This quarter shows that we are on the right track in building a resilient business that can grow profitably in this ever-changing macro environment.

We are focused on improving our results. Our physical stores and e-com models gives us an advantage in this evolving omni-channel environment. We are transforming our boutiques from a pure sales focus into customer hubs that not only sell our merchandise, but also serve as a return center and a mode of distribution for our flexible supply chain, fully leveraging our physical assets and geographical locations.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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Our deep customer loyalty and extensive customer analytics with high-quality data provide information that help us make needed adjustments to our merchandise. We continue to work on our supply chain initiative, which will improve our ability to source products faster, thereby allowing us to respond quicker to customer fashion preferences.

Our customer analytics and personalization of our customer style preferences will enable us to be more consistently relevant to them. We are making progress against our four strategic pillars and we are confident that these initiatives will continue to transform our business for long-term profitable growth and value creation.

I’ll now turn the call over to Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. Our first quarter performance demonstrates the bottom line benefits from improving our cost structure and sharpening our financial principles. We increased adjusted earnings per share by 4% compared to last year’s first quarter even with the comp sales decline of 8.7%.

As Shelley noted, there were several internal and external factors that impacted revenues this quarter, including the macro environment, correctable merchandising opportunities, and a reduction in promotional depth compared to last year. These factors are largely controllable and we have plans in place to address them.

While the brick and mortar traffic was challenging during the quarter, digital commerce sales continued to grow at a robust pace across all of our brands. This is even more encouraging because our operating margin rates in the digital channel are higher than those at our stores, putting us in the unique position of retailers whose incremental online sales are not dilutive to our overall P&L.

Additionally, we continued to leverage digital commerce gross margin and SG&A expense. Our newly optimized websites at Chico’s and White House drove increased revenue and conversion, along with a meaningful decline in cart abandonment. Soma also drove higher revenue and conversion during the quarter. We expect to see those metrics improve even more with the launch of the new Soma website this summer.

With the higher-than-expected decline in brick and mortar sales, our brands carefully controlled inventory and expenses to drive 70 basis points of merchandise margin leverage, 110 basis points of SG&A leverage, and operating income expansion of 100 basis points to 9.4%. This expansion bolsters our confidence in our ability to achieve double-digit operating margin.

Moving on to the balance sheet, we proactively managed receipts to control inventory and ended the quarter with on hand inventory down 2% compared to last year. During the quarter, we shifted the shipping terms for a major vendor to allow us to take ownership of the product overseas rather than at our distribution center. We expect the change will drive a considerable reduction in logistics costs.

In Q1, this shift resulted in our in-transit inventory increasing by $11 million compared to last year. We’ll cycle through this change over the next three quarters and we’re working with other vendors to change shipping terms as well. As a result, the in-transit inventory amount may increase further over the coming quarters.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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Our flexible and profitable operating model enabled us to continue to generate positive cash flows and maintain a sound balance sheet. We ended the quarter in a strong cash position with $170 million in cash and short-term investments and $80 million in debt. Our capital allocation strategy continues to emphasize value-creating investments and capital returns.

First quarter capital expenditures totaled $9.5 million, mostly comprised of reinvestments in existing stores and technology projects. One of our key capital strategies is to ensure our stores deliver the brand experience that our customer expects.

Our stores still generate nearly 80% of our sales and the vast majority of our profit. Our brick and mortar channel is integral to our ability to drive sales and loyalty. This year, we’re reinvesting in 55 locations through relocations, refreshes and remodels, which we expect will elevate the brands and enhance the customer experience.

As part of our ongoing strategy to improve the productivity of our fleet, we opened two new stores and closed 11 during the quarter. We continue to return excess cash to shareholders through share repurchases and dividends. $154 million remains outstanding under our share repurchase authorization.

Next, I’ll update you on our outlook for the remainder of 2017. Our strategic priorities have not changed. We are transforming Chico’s FAS into a business that can thrive in this environment. We plan to continue our focus on more profitable sales by streamlining promotions, actively managing inventory and controlling expenses.

We are still dedicated to enhancing the product at each of our brands and to completing the series of comprehensive cost savings and operating efficiency initiatives that we announced last year. Based on the timing needed to correct our merchandising assortment, we expect the second quarter comparable sales to be down a high-single digit percentage and earnings per share to also decline versus last year. Once the merchandising adjustments flow through in the third quarter, we expect comparable sales to be down low-single digits for the second half of the year, consistent with the estimate we gave last quarter.

For the second quarter, gross margin and SG&A will likely deleverage due to our expectation on sales and our need to clear through our Q1 inventory. Fortunately, this residual inventory resides at our distribution center, which will enable us to clear through it more profitably online.

As for SG&A, we saved $10 million in marketing expense this quarter, primarily from not comping on productive TV advertising from last year. However, we do not have the opportunity for similar marketing savings in Q2 because Q1 has traditionally been the bigger quarter for that TV spend. We will continue to manage inventory tightly, planning our receipts down to last year and planning a reduction in on-hand inventory in each quarter.

For the year, we are expecting gross margin as a percent of sales to be flat to up 30 basis points. We also expect approximately flat SG&A leverage. In response to our current business trends, we reduced our capital expenditure plans by $10 million to a range of $60 million to $70 million for the year.

Now, turning to the savings, as we said last quarter, we still expect to realize approximately $50 million of savings from our cost saving and operating efficiency initiatives this fiscal year. This $50 million is in addition to the $30 million of savings we realized last year. To be clear, all of these savings are included in the gross margin and SG&A targets that I just provided.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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In the past 12 months, we announced initiatives that would generate $100 million to $110 million of savings, and we are on track to achieve those savings. Consistent with what we outlined in our last call last quarter, we are targeting $50 million of savings in 2017. We realized $15 million of those savings in the first quarter, and we expect to generate another $35 million in savings over the next three quarters.

The $35 million of estimated savings consist of: $10 million anticipated from the organizational redesign implemented last summer, which we expect to be predominately generated in the second quarter; $15 million expected from non-merchandise procurement expense, which will be more weighted towards the second half of the year; and $10 million planned in cost of goods sold as a result of the supply chain initiative, which we expect to start realizing in the second half of 2017, with progress ramping even more into the second and first half of 2018.

In conclusion, our flexible and profitable operating model more than offset the sales decline that we saw in the quarter, allowing us to increase earnings per share over last year, as we continue to execute against our four strategic pillars and refine our operating model to confront the challenges of this dynamic retail environment. We are confident that we can drive long-term growth in both the top and bottom line in the future.

Now, I’ll turn the call back over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thanks, Todd. We are confident that we are one of the best positioned retailers in the women’s apparel industry. Our loyal and affluent customer base, our most amazing personal service and our unique products set us apart. While we expect this challenging retail environment to persist, we will continue to leverage our agility in adjusting and refining our operating model to build a company that will stand the test of time. We are going after the immense opportunities we see to grow our powerful and differentiated brand.

The steps we have taken already are delivering improved efficiency, improved earnings and profitability. Our organization is energized and clearly understands that our brand positioning, our beautiful merchandise and our connection with our customer are at the core of all of our effort. As we continue to deliver on our four strategic pillars, we are strengthening our foundation and reinforcing our ability to drive sustainable earnings growth in the future.

Thank you. And now, I’ll turn the call back over to Jen for Q&A.

Jennifer Powers, Vice President-Investor Relations, Chico’s FAS, Inc.

Thank you, Shelley. At this time, we’d be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. And I’ll turn the call back over to Keith.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And the first question Pam Quintiliano from SunTrust.

<Q – Michael Ramirez – SunTrust Robinson Humphrey, Inc.>: Hey, good morning guys. This is Michael Ramirez on for Pam. Thanks for taking our questions. If possible, can you – hey, how are you guys doing?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Doing great. How are you doing?

<Q – Michael Ramirez – SunTrust Robinson Humphrey, Inc.>: Doing great. Thank you, Todd. If possible, can you please provide us with your quarterly comp progression? Maybe some comments on regional strength and weakness in the quarter? And lastly, any sort of differences you might have seen between your on and off mall locations?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely.

<Q – Michael Ramirez – SunTrust Robinson Humphrey, Inc.>: Great.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, since a lot of what we experienced during the quarter is really those correctable self-controlled things, merchandising issues and so forth, we really did not see a dramatic change over the course of the quarter. It was really mostly fairly consistent. I’d say the same thing about regions. There were really no particular standouts that I’d call out.

In terms of malls, it’s much the same story. I know there’s been a lot written about the strength of A and A+ malls. But the truth is our comp sales percentage in A+ malls, A malls, B malls, lifestyle centers, strip centers were all very much consistent. So, it really does point us back to more of that self controllable merchandise. Probably the one area where we did see a little bit better performance was our outlets and, again, that was very much self-driven improvements in merchandise that we were able to drive through.

Probably another area to focus on for us, we are fairly spread across our different store locations. So we do have about a third of our locations in malls, about a third in lifestyle centers and a third in strip or street-front centers. So, that really does diversify our real estate and gives us more flexibility, more, I guess, points of being able to contact the customer. So we do get a pretty good read across each of those three different location types.

<Q – Michael Ramirez – SunTrust Robinson Humphrey, Inc.>: Okay, great. Thank you for that. Actually, in regards to the real estate, so can you please remind us, with your leases up for renewal this year and next, sort of what kind of type concessions you’re getting from these landlords?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So we do have a substantial amount of our leases up for renewal or lease action over the next three years to the tune of probably about 60%. In terms of what sort of lease concessions we’re getting, like we said, we’re seeing consistent comp trends across each of the different mall types, and I think that’s playing into our conversations.

Clearly, we are getting more response on partnership on our rentals from the folks that are in lifestyle centers and strip centers and in some of those B mall locations. It’s been a little bit more challenging in A and A+ centers. But we are seeing, I think, more partnership out of those landlords now than we ever have. So that’s kind of an ongoing evolving dynamic.

<A – Shelley Broader – Chico’s FAS, Inc.>: All right?

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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<Q – Michael Ramirez – SunTrust Robinson Humphrey, Inc.>: Great. Thank you for that and good luck. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thank you.

Operator: Thank you. And the next question comes from Adrienne Yih with Wolfe Research.

<Q – Adrienne Yih – Wolfe Research LLC>: Good morning. I guess my question is for Shelley and Todd, and it’s more philosophical in nature. Obviously, everything’s changing, right? And so, even the model, right, if you kind of pursue e-com it’s potentially dilutive to gross margin, accretive to op margin, so all the metrics that we used to look at seem like they are probably not that telling of future performance.

And one of the things that I – it’s a long-winded way of just asking, as we look at sort of inventory supply being really tight, but then if sales – if you missed sales, you consequentially end up with excess inventory. How do you plan in that type of environment? Why wouldn’t you promote more during the season to kind of move it at the expense of merch margin?

And have you canceled future orders? What type of traffic do you plan to for the back half of the year? And so all that is, how should we, from our side, try to understand what new metrics we should be looking at, and then also understand that the old way of looking at the business is probably misleading for us? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: I wish I had the perfect crystal ball for every single one of those answers. I’m going have Todd start and then I’ll finish up at the end of that one.

<Q – Adrienne Yih – Wolfe Research LLC>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, one thing from modeling perspective is the beauty of the investments we’ve made in our distribution center and our supply chain, and then the flipside, the fact that we do have variable costs in our stores in the form of bonuses that incent our sales associates to sell more means that we don’t see that gross margin degradation in rate that a lot of folks do see. We really have, from an incremental sales perspective, pretty equal amounts on margin rate, and so that’s both gross margin and operating margin. So that part doesn’t necessarily impact the model.

As we look to the future, you’re right, to the extent that we do not have things that are moving as quickly as we’d like, we do move on those items to the extent that we have items that are moving. We do build in a certain amount of what I would call open to buy in our model where we can chase into those items. And we’re also working on vendor partnerships that give us more flexibility in what we buy. So, we feel like that is putting us in a position where we have a lot more flexibility just in terms of the amount of inventory that we are bringing into the system.

<A – Shelley Broader – Chico’s FAS, Inc.>: And Adrienne, thanks for the question. I think another thing that we talked about a little bit in the prepared remarks is the fact that we are not abandoning our boutiques. We’ve got 1,500 boutiques out there and we are not abandoning those boutiques. Certainly, we’re going to continue looking at the profitability of each one and the importance in the fleet of each one of our stores. But, to future-proof the business, we are transforming these boutiques into these customer hubs where it is about what kind of experience and unique selling proposition your brand has versus everyone else.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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And if it’s just going to become about who can sell it the cheapest and most effectively online, we’re a bit swimming the other way. And we’re saying we have a robust online business. We’re going to continue to have and grow our robust online business. We do have some terrific metrics with regards to that because we don’t have that dilutive aspect that the majority of other retailers have. But these will be sales centers, return centers, and then to leverage those 1,500 locations, and to your point, about being able to be quick and nimble and flexible and get the product where you want it, use those as 1,500 areas of distribution.

And when you talk about what metrics you should be looking at, who is future-proofing their business and able to earn profit at what will be a new decreased top line sale. So, continuing to look for the comps of 2013, 2014, they’re not happening anywhere, but it’s who’s building the machine that will be able to thrive in the environment where the customer is in charge, where they want the products immediately and you’ve got to be able to deliver in every channel at a profit. And that’s why we’re – although this is a tough quarter top line for us, we made more money this quarter than we did the same last quarter off of that sales number with the amount of changes that we put in the business, and that’s how we’re running this machine.

We’re future-proofing it. We’re finding new channels for our product. We’re changing the sales model in the store to that return center and disillusion center as well. And we’re really focusing on that most amazing personal service, where you’re still going to have a human who talks to you, who interacts with you, who helps style you and wardrobe you both online and in boutiques.

<Q – Adrienne Yih – Wolfe Research LLC>: Great. Thank you very much. Just one quick question. The percent of e-com, it was about 20% I think in 2016. Did that grow this quarter?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think we look for our e-com percentage to grow every quarter every year. We’ve seen over the last many, many years that the penetration’s been increasing pretty ratably around the 2% a year, and we don’t really have any reason to expect different as we move forward.

<Q – Adrienne Yih – Wolfe Research LLC>: It’s fair to say e-com was positive comping?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Most definitely.

<Q – Adrienne Yih – Wolfe Research LLC>: Okay. Thank you very much. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks, Adrienne.

Operator: Thank you. And the next question comes from Paul Lejuez with Citi.

<Q – Paul Lejuez – Citi>: Thanks, guys. Can you give us an update on sales transfer rates and how you might be thinking any differently about store closings longer-term? Also curious if you could talk maybe about traffic versus ticket, how that might have changed by concept over the quarter? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, first, store transfer rates; we said in last year’s analyst call that our store transfer rates at that point were around the 50% mark. I think it’s fair to say our expectation is as we get further into our store optimization that that will probably settle down a little bit. I think we will always have above-industry norms for our store transfer rates.

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Chico's FAS, Inc.	CHS	Q1 2017 Earnings Call	May 24, 2017
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We have a tremendously loyal customer that really seeks us out and so we’ll give another update as we get further in the year and wraparound, but clearly, we are doing very well in our store transfer rates. And I think we’ll continue to look to optimize our store fleet.

So, this year, we are planning for about 50 closures off of about three new store openings. And we have stores that we continue to look at. We have portfolio reviews twice a year where we go through each market and look at how we optimized that market and that’s a process we’re going to continue to go through.

In terms of – I think your other question was traffic versus ticket. So, fair to say, malls have seen declining traffic for years. And to expect that that’s all of a sudden going to turn around and magically more people are going to start shopping in stores is not realistic. And that’s really what we’re building our business around. So, by buying more conservatively, making sure that we have that inventory well-positioned, we would expect our average ticket and our ADS to go up over time. So that is kind of the long-term model that we are looking towards.

<Q – Paul Lejuez – Citi>: Great. Thanks, guys. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Paul.

Operator: Thank you. And the next question comes from Michael Binetti with UBS.

<Q – Michael Binetti – UBS Securities LLC>: Hey, guys. Good morning. Thanks for taking my question. I just wanted to just rehash the cadence in the quarter a little bit. I think you – I apologize if you said something already, but I think you said it stayed pretty tough through March, so maybe February-March were below what you were thinking.

I was wondering if you could tell us a little bit more about how much April accelerated; any kind of directional guidance there. I think we’re all trying to figure out for our models how to think about the underlying growth rate with a lot of shifting and one-timers in the quarter. So, maybe just [indiscernible] (37:18) acceleration in April would help.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. And having the Easter shift each year always creates a little bit of funkiness. So April definitely was a slightly better comp rate. But we tend to look at it across the March-April combined, which gives us really the best comparison to last year. And that was pretty consistent with what we had seen in February.

In terms of what we’re seeing going forward, that’s really built into the outlook that we provided of having comps that were still down in a high-single digit percentage range. And so that’s probably the best I can give you on what the go-forward rate of sale has been.

<Q – Michael Binetti – UBS Securities LLC>: Got it. And then on the gross margin, as we look through the year, I know you said the second quarter will stay a little bit negative on a year-over-year basis, but then as we look in the back half, the comparison starts to get a lot tougher and it seems like, somewhere along the road, one of these quarters needs to have a positive year-over-year gross margin despite those compares getting tougher.

Can you – that seems like it’s a bet on some of the fashion that you mentioned into the third quarter and the fourth quarter. So, if I’m directionally right on the gross margins, where do you feel like the quarter is that you have the best chance of turning positive and then maybe a little bit more on the fashion and what you know about what’s coming versus what you have on the floor today that you feel confident in that trajectory?

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<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So I’ll take the gross margin question. And the bottom line is, yes, we do expect gross margin to improve in the second half. Part of that is merchandise, which we do have, I think, more customer interaction and feedback on merchandise than just about anybody out there. And really, we’re in the process of also putting together guardrails around our merchandising assortments that should provide a lot more stability on the top line.

In terms of gross margin, also remember that the second half is really where our cost savings from the supply chain start to kick in to the P&L. And so that will help as well as what we would expect to be a better positioned business from an AUR perspective than a promotional depth perspective.

<A – Shelley Broader – Chico’s FAS, Inc.>: And on the fashion side, we really have two things going for us in the future. One is we’ll be cycling into some of the effects of assortment of the new leadership teams that we put into place. And so, a lot of the stuff we’ve got now is based on a different vision. And so we’ve got new leadership teams in place and their product will be hitting. And the second is, in some ways, as we talked about even though the macro environment is challenging, it feels a little bit less frightening when you do know that some of those mistakes were under our control, that weren’t macro.

And some of our new skills that we put into place like open to buy and chase, in some ways, the newness of those tools here at the rate in which we were using them cause some of our own problems. When we saw a winner like boho tops for example or cold shoulder or highly decorated sleeves, when we see those winners, we chased into those in multiple categories without a level of coordination that we needed. Therefore, we got too heavy on the top of the fashion pyramid. And so all of that is really correctable and it gives us a lot of confidence moving forward.

<Q – Michael Binetti – UBS Securities LLC>: Thanks a lot.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Michael.

Operator: Thank you. And the next question comes from Simeon Siegel with Nomura/Instinet.

<Q – Julie Kim – Nomura/Instinet>: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Could you give any color on your current inventory position and where you expect that to be at the end of the year and any detail on the current composition?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. I think the fact that we’re able to manage our inventory to the position where it was down versus last year despite the down 8.7% comp is a testament to some of the inventory control processes that we put into place.

We are buying more conservatively, we are leaving open to chase and that has allowed us to be a lot more flexible. That said, clearly, our rate of inventory decline was not as deep as our sales, so there is a limited amount of Q1 inventory that we are going to look to move through as we get into Q2, and that was built into our outlook.

The benefit is, because of the way we are allocating inventory, controlling inventory, the majority of those things we’re going to look to move through are in our distribution center, and we have found historically, without a doubt, opening that inventory up to the millions of people who look online is a position where we can generate a much better return as opposed to much more targeted people that wander into our stores.

So, we do expect to generate a decent return on that inventory and expect we’re positioned well going into the second quarter. We do expect our on-hand inventory to end every quarter down and that is what we are actively managing towards.

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<Q – Julie Kim – Nomura/Instinet>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. And the next question comes from Marni Shapiro with Retail Tracker.

<Q – Marni Shapiro – The Retail Tracker LLC>: Hi, guys. So, I’m curious if we could dig in just a little bit deeper to the customer as far as online and in-store, because traffic obviously down in stores, up online. But are you finding when she comes into the stores that she is already buying more than she used to? And then, I guess in aggregate, if she’s shopping more online and buy more when she comes to the stores, is she buying less today or more today than she used to?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, I’ll take the first part of the question. She’s certainly shopping more online. I think when she’s showing up in store, we’re finding our conversion rates are up and will continue to be up. We’re seeing more customers come in with purpose, with intent. Now, the beauty of our sales associates is they’ve always been remarkably good at outfitting her.

And so that gives us an advantage in terms of being able to build that outfit and should give us an advantage over the long-term in building that spend per customer. With some of the merchandising assortment issues that we talked about earlier, clearly, that was a little bit more difficult in Q1. That’s more of a long term trend that we see opportunity on. And so something we would look to build towards more in the future.

<A – Shelley Broader – Chico’s FAS, Inc.>: And our multi-channel customer or customer that’s shopping with us in multiple channels is our best customer. And that customer is continuing to grow at a rapid rate. And we also talked about sort of the focus. We’ve got 21,000 brand ambassadors out there, and changing those boutique associate focuses from sales only really to this customer hub where they are a welcome return center, a sales center and then a point of distribution center both to locate product for our 1,500 other stores and then as our expertise and competency grows as a point of distribution for our distribution centers. And so, utilizing those bricks and mortar, bringing in that omni-channel customer, allowing her to shop with us anyway that she likes, but providing that unique service in-store that is just getting harder and harder to find today. And 21% of our sales in the Chico’s brand come from appointment setting today.

And so that is a big number of customers that are still interacting with our sales associates and coming into our store. And most of those customers are omni customers. And so, we’re just continuing to go in a slightly different direction than others by embracing what could be a very unique shopping opportunity with most amazing personal service for our customers.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Marni.

Operator: Thank you. [Operator Instructions] And the next question comes from Janet Kloppenburg with JJK Research.

<Q – Janet Kloppenburg – JJK Research>: Hi, everybody. Shelley, I was wondering if you could talk – you talked a little bit about it. But given the downturn in the first quarter sales, I’m just wondering about the predictability of the merchandise planning and forecasting tools that you have put in place. You talked a little bit about maybe you bought too much into it without understanding the system as well as you should. But perhaps you could give us an idea of tools that are in place going forward, including testing and certain algorithms that will give you better idea of when you should feed into a trend or not.

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And secondly, I think for Todd, I know the inventories will continue to come down. But should we think that at the end of the second quarter that they’ll be in line with what the kinds of sales numbers you’re giving us? Or do you think by the end of the second quarter they will be managed to the level they should be with the content at the level that it should be? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll start quickly, and I’ll clarify those comments and then go a little bit into testing, and Todd can then finish that.

<Q – Janet Kloppenburg – JJK Research>: Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: As we talked about that open to buy and chase trend piece, that is less about an external testing process, about buying too heavy into trends, then it was about getting much better at leaving percentages of our budget open on OTB to chase and then not having an internal process that says where are woven tops, where are sweaters, where are knits, and sort of accidentally all chasing too high at the top of the pyramid. So we’ve got internal processes that will sort of take care of that.

The good news, the silver lining of that is that our merchants and designers did see that trend much earlier than they did because we can see it in analytics both in online sales, what’s moving online, what’s being looked at and searched online, and then watching that sales within the stores. We have got an unbelievable customer-specific database that is decades old and clean. So I can look at people’s purchases for the last couple of decades customer-specific.

And now with our new analytics team starting to build the type of math that you need on top of that, not only to market uniquely to each customer, but also starting to create and at the early stage of really creating the merchant side of that, so there’s a customer-facing piece, which is how fun is that for you to be able to look in your closet and see what you own and how our new product could match that, but using that same data on the merchant side, how is yellow selling, what’s happening with cold shoulder, what silhouette of pant was selling quickest in which geographic area on day one, and to which customers, passport customers, new customers, purely online customers.

So building the math, as I say, never have a fight that a calculator will solve. Building that math on top of the clean data we already have is something that the entire management team is focused on and probably is what gives us confidence about the future. Top line sales trends are tough, but we know we’ve got the brands, the leadership, the product, the locations and the unique selling proposition on top of this cache of data that will allow us to mine that moving forward.

<Q – Janet Kloppenburg – JJK Research>: Another question on that before the inventory is, when you look at your analytics on pricing across category, are you satisfied that you’re positioned well there? And maybe you could talk a little bit about your strategy on opening price point.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, I think we’ve found time and again, if we have the merchandise that she wants, she is willing to pay full price and especially when we get to the top of our customer pyramid. And so we’ve done a lot of testing around promotional depth and even clearance pricing and feel very confident with the levels of pricing that we have today.

<Q – Janet Kloppenburg – JJK Research>: Okay.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think we will be continuing to test and continuing to look at where we have opportunities.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll give you a just one small – if you know or you may not, but my background is – a lot of my background was spent in grocery and spent in general merchandise. And the idea of OPP or opening price point and price laddering and elasticity is you

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could move anything at the right price point. So, my first sort of task here was, hey, I cannot wait to get my hands on pricing and price analytics because that’s sort of lynchpin to everything I’ve done in the past.

It is almost decoupled. It is an almost decoupled experience in many of our brands. When the product is right, you can’t – a discount doesn’t make them buy more and a higher price point doesn’t make them buy less. And when the product is wrong, at some point, the price point doesn’t matter either. It is almost a decoupled experience when you get it trend right and with the kind of brand loyalty that we have. And I was really – and we’re still focused on it, but I was sure the opportunity was enormous, but the truth is, they’ve done some really good analytics prior to me getting here. And I’m very comfortable with that piece of the business.

<Q – Janet Kloppenburg – JJK Research>: Thanks. That’s very helpful.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And in terms of your question on inventories, we certainly are driving to have inventories down in line with sales, but to do it responsibly. We want to make sure that we are clearing through that product, but that we’re not following a slash and burn methodology. So we would expect to have inventory receipts down quite a bit in Q2 and to have the inventories more in line with our rate of sales.

The caveat on that is going to be, as we go into the second half, we do have a new cadence of floor sets that may play around a little bit with a time of our receipts. But, as we get closer to that, we’ll be providing more details [indiscernible] (53:00). As we are going through the quarter, the goal is absolutely have our inventories in line with our sales rate.

<Q – Janet Kloppenburg – JJK Research>: Okay, many thanks and good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. And the next question comes from Roxanne Meyer with MKM Partners.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Good morning and thanks for taking my question. My question is around lead times. It’s impressive that given Diane just joined in November and identified areas of opportunity that you expect to see improvements in time for fall.

So, I’m just wondering – I know you talked about your ability to chase component, but just wondering overall where your lead times are? Do you see continued opportunity to improve those? And if you think certain categories are going to take longer than fall or do you expect all the categories that you discussed particularly across Chico’s to be improved by then? Thanks a lot.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, part of the product lifecycle calendar that we’ve talked about before is reducing our amount of lead time. And that lead time has come down by a good 25%. Fall was very much on the edges of how quickly we could build that into our core assortments. But we have left enough open to chase. We have left enough open to buy that is that we could make some pretty significant impacts on that assortment. And I wouldn’t discount the currency in there too. They have been working very hard on those assortments and making sure that we have something that connects with and resonates with our customer really from early on.

<Q – Roxanne Meyer – MKM Partners LLC>: Okay, great. Thanks a lot and best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

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Operator: Thank you. And the next question comes from Susan Anderson with FBR Capital.

<Q – Luke Hatton – FBR Capital Markets & Co.>: Good morning. This is Luke Hatton on for Susan. Just one quick one on Soma; have you seen any market share gains there coming from weaker sales at competitors or just any details around that?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think we continue to see positive comp sales at Soma with only one negative quarter and that was pretty modestly negative in the last many years. Soma continues to gain traction, particularly in the bra category, which as you know is critically important to driving brand loyalty. Their new customers are up. We’re seeing that we are...

<A – Shelley Broader – Chico’s FAS, Inc.>: Most successful launch we’ve ever had.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yeah. We did have – the re-launch of our Vanishing Back bra, which literally was the most successful launch that Soma has had. So we continue to see momentum there and are continuing to draw the lines around sharpening the edges of Soma in a way that we expect to see continued progress.

<Q – Luke Hatton – FBR Capital Markets & Co.>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. And that does conclude the question-and-answer sessions. So I would like to turn the call back over to Jennifer Powers for any closing comments.

Jennifer Powers, Vice President-Investor Relations, Chico’s FAS, Inc.

All right. Turning it over to Shelley for some final comments.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thanks, Jen. Our quarter results demonstrate our agility in navigating this tough environment. And we remain confident that the actions we’re taking will enable us to improve the top line as well as the bottom line, positioning us to achieve our goal of double-digit operating margins by 2019.

So thank you, everyone, for joining us today and for your interest in Chico’s FAS, and we look forward to keeping you informed of our progress.

Operator: Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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